NEWS RELEASE

For Immediate Release

Nord Resources Proceeding With Construction at Johnson Camp Mine To Facilitate New Copper Mining

TUCSON, AZ, August 19, 2008 - Nord Resources Corporation (TSX: NRD / OTC BB: NRDS.OB), which is reactivating copper mining at the Johnson Camp Mine in Arizona, today announced that the Arizona Department of Environmental Quality has issued the air quality permit required to proceed with construction at the mine.

"We are now moving full speed ahead in executing our plan to reach full copper production from new ore in spring 2009 at our estimated rate of approximately 25 million pounds per year," said John Perry, President and Chief Executive Officer. "Contractors are mobilizing on to the site to begin installation of the new crushing and conveying system and other equipment."

About Nord Resources

Nord Resources Corporation explores, develops, and operates mineral properties. The company's primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona, which it is reactivating to produce copper. The company commenced commercial copper production from residual leaching of the existing ore heaps on February 1, 2008 and expects to reach full copper production at a rate of approximately 25 million pounds per annum in spring 2009. For further information, please visit our website at www.nordresources.com.

Neither the TSX nor any regulatory authority accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding commencement of copper production from newly mined ore, copper production targets and estimates, and the assembly and installation of the new crushing and conveying system and other equipment at the Johnson Camp Mine. Risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of copper, general economic, market, and business conditions, risks and uncertainties relating to the interpretation of drill results and the estimation of mineral reserves, the geology, grade, and continuity of mineral deposits, the possibility that mining results and metal recoveries will not be consistent with Nord's expectations, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in production and operations, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, and the failure to obtain other necessary permits on a timely basis. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-KSB, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca.